                                 Exhibit 11.1

            Statement of Computation of Net Income Per Common Share


(In thousands, except per share           Three Months Ended
 amounts)                                       June 30,
                                         1998              1997
                                   ------------------------------------

Basic:
     Weighted average
           shares outstanding                87,867            86,555
                                   ------------------------------------
Diluted:
     Weighted average
          shares outstanding                 87,867            86,555
     Dilutive stock options                   4,992             2,512
                                   ------------------------------------
               Total                         90,632            81,751
                                   ====================================

Net income                                  $ 8,005           $ 5,128

Income per common share
     Basic:                                 $  0.09           $  0.06
     Diluted:                               $  0.09           $  0.06